                          OFFER TO PURCHASE FOR CASH
                    UP TO 7,000,000 SHARES OF COMMON STOCK
                                      OF
                              DH TECHNOLOGY, INC.
                                      AT
                               $25 NET PER SHARE
                                      BY
                          AX ACQUISITION CORPORATION
                    AN INDIRECT WHOLLY OWNED SUBSIDIARY OF
                                  AXIOHM S.A.


 THE OFFER, PRORATION PERIOD AND WITHDRAWAL RIGHTS WILL EXPIRE AT
 12:00 MIDNIGHT, NEW YORK CITY TIME, ON TUESDAY, AUGUST 12, 1997, UNLESS THE OFFER IS EXTENDED.


                                                                  July 16, 1997

To Brokers, Dealers, Commercial Banks,
 Trust Companies and Other Nominees:

  We have been appointed by AX Acquisition Corporation, a California corporation (the "Purchaser") and an indirect wholly owned subsidiary of Axiohm S.A., a French corporation (the "Parent"), to act as Dealer-Manager in connection with the Purchaser's Offer to Purchase (defined below) the Maximum Number (as defined in the Offer to Purchase) of the outstanding shares of Common Stock, without par value (the "Shares"), of DH Technology, Inc., a California corporation (the "Target"), at $25 per share, net to the seller in cash without interest, upon the terms and subject to the conditions set forth in the Purchaser's Offer to Purchase dated July 16, 1997 (the "Offer to Purchase"), and the related Letter of Transmittal (which, together with any supplements or amendments thereto collectively constitute the "Offer").

  Please furnish copies of the enclosed materials to those of your clients for whom you hold Shares registered in your name or in the name of your nominee. Enclosed herewith are copies of the following documents:

    1. Offer to Purchase dated July 16, 1997;

    2. Letter of Transmittal to be used by shareholders of Target accepting the Offer;

    3. The Letter to shareholders of Target from William H. Gibbs, the Chairman, President and Chief Executive Officer of Target, accompanied by Target's Solicitation/Recommendation Statement on Schedule 14D-9;

    4. A printed form letter that may be sent to your clients for whose account you hold Shares in your name or in the name of a nominee, with space provided for obtaining such client's instructions with regard to the Offer;

    5. Notice of Guaranteed Delivery;

    6. Guidelines for Certification of Taxpayer Identification Number on Substitute Form W-9; and

    7. Return envelope addressed to The Bank of New York, as Depositary.

  WE URGE YOU TO CONTACT YOUR CLIENTS PROMPTLY. PLEASE NOTE THAT THE OFFER, PRORATION PERIOD AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON TUESDAY, AUGUST 12, 1997, UNLESS THE OFFER IS EXTENDED.

  The Offer is conditioned upon, among other things, there being validly tendered and not properly withdrawn prior to the expiration of the Offer at least 6,500,000 Shares (the "Minimum Condition"). The Offer is also subject to certain other conditions contained in the Offer to Purchase. See "The Offer-- Terms of the Offer, Proration and Expiration Date" and "The Offer--Certain Conditions of the Offer".

  THE BOARD OF DIRECTORS OF TARGET ("TARGET'S BOARD") HAS UNANIMOUSLY APPROVED THE MERGER AGREEMENT (AS DEFINED IN THE OFFER TO PURCHASE) AND DETERMINED THAT THE TRANSACTIONS CONTEMPLATED THEREBY, INCLUDING THE OFFER, THE AXIOHM EXCHANGE (AS DEFINED IN THE OFFER TO PURCHASE), THE ACQUISITION OF PURCHASER (AS DEFINED IN THE OFFER TO PURCHASE) AND THE MERGER (AS DEFINED IN THE OFFER TO PURCHASE) ARE FAIR TO, AND IN THE BEST INTERESTS OF, THE SHAREHOLDERS OF TARGET, AND RECOMMENDS THAT THE SHAREHOLDERS ACCEPT THE OFFER AND TENDER THEIR SHARES PURSUANT TO THE OFFER.

  In all cases, payment for Shares accepted for payment pursuant to the Offer will be made only after timely receipt by The Bank of New York, as Depositary (the "Depositary"), of certificates for such Shares (or timely Book-Entry Confirmation of a transfer of such Shares as described in "The Offer-- Procedure for Tendering Shares" of the Offer to Purchase), a properly completed and duly executed Letter of Transmittal (or facsimile thereof) and any other documents required by the Letter of Transmittal.

  Neither the Purchaser nor its affiliates will pay any fees or commissions to any broker or dealer or other person (other than the Dealer-Manager) to solicit tenders of Shares pursuant to the Offer. You will be reimbursed upon request for customary mailing and handling expenses incurred by you in forwarding the enclosed offering materials to your customers.

  Questions and requests for additional copies of the enclosed material may be directed to Lehman Brothers Inc., the Dealer-Manager for the Offer, or Georgeson & Company Inc., the Information Agent for the Offer, at the addresses and telephone numbers set forth on the back cover of the enclosed Offer to Purchase.

                                       Very truly yours,

                                       Lehman Brothers Inc.
                                       Three World Financial Center
                                       New York, New York 10285
                                       Telephone: (212) 526-2161
                                       Facsimile: (212) 526-3843


 NOTHING CONTAINED HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL RENDER YOU OR ANY OTHER PERSON THE AGENT OF PURCHASER, THE DEPOSITARY, THE INFORMATION AGENT, THE DEALER-MANAGER OR ANY OF THEIR RESPECTIVE AFFILIATES OR AUTHORIZE YOU OR ANY OTHER PERSON TO GIVE ANY INFORMATION OR USE ANY DOCUMENT OR MAKE ANY STATEMENTS ON BEHALF OF ANY OF THEM WITH RESPECT TO THE OFFER OTHER THAN THE ENCLOSED DOCUMENTS AND THE STATEMENTS CONTAINED THEREIN.